UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2015

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

201 Redwood Shores Parkway, Suite 200

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Lease Agreement

On July 6, 2015, Coherus BioSciences, Inc. (the “Company”) entered into an Office Lease (the “New Lease”) with Hudson 333 Twin Dolphin Plaza, LLC (the “Landlord”) to lease approximately 27,532 square feet of office space located at 333 Twin Dolphin Drive, Redwood City, California (the “Premises”) for the Company’s new principal executive offices. The Company currently leases office space located at 201 Redwood Shores Parkway, Redwood City, California, pursuant to a lease dated September 26, 2011, as amended, which expires pursuant to the terms described in Item 1.02 below.

The New Lease commences on the earlier of (i) the first date on which Tenant conducts business in the Premises, or (ii) the later of (a) October 22, 2015, or (b) the date on which the Landlord substantially completes certain improvements to the Premises (the “Commencement Date”). The New Lease terminates on the last day of the calendar month following the date that is eighty-four (84) months after the Commencement Date (the “Lease Term”), unless terminated earlier.

The New Lease provides for annual base rent of approximately $1.6 million in the first year of the Lease Term, which increases on a yearly basis up to approximately $1.9 million for the final year of the Lease Term. The New Lease also provides for certain limited rent abatements in the second year of the Lease Term.

The Company will also be obligated to pay to the Landlord for certain costs, taxes and operating expenses related with the New Lease and the Premises, subject to certain exclusions.

The Company will be entitled to a one-time improvement allowance of approximately $1.2 million for costs related to the design and construction of Company improvements that are permanently affixed to the Premises.

The Company has obtained a standby letter of credit (the “Letter of Credit”) in the amount of approximately $0.8 million, which may be drawn down by the Landlord to be applied for certain purposes upon the Company’s breach of any provisions under the New Lease. Provided that no default occurs under the terms of the New Lease, the Company will be entitled to periodically reduce the amount of the Letter of Credit down to a maximum of approximately $0.3 million as of the last day of the sixtieth full calendar month of the Lease Term.

The information set forth in Item 1.02 below regarding an amendment to terminate our current office lease is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

On July 6, 2015, the Company entered into the Seventh Amendment to Lease (the “Amendment”) with Hudson Towers at Shore Center, LLC (“Hudson Towers”), successor in interest to CA-Towers at Shores Center Limited Partnership (“CA-Towers”), to amend the Lease, dated September 26, 2011, as amended, by and between CA-Towers and the Company (as amended, the “Current Lease”). The Amendment provides for early termination of the Current Lease effective on the later of October 25, 2015 or the date three (3) business days after the Commencement Date of the New Lease. We will not be required to pay the landlord a termination payment in connection with the early termination of the lease. Prior to the execution of the Amendment, the Current Lease had been scheduled to expire on April 30, 2017.

The foregoing description of the material terms of the New Lease and the Amendment is qualified in its entirety by the full terms of the New Lease and the Amendment, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Lease is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2015	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret
	Name:	Jean-Frédéric Viret
	Title:	Chief Financial Officer